Exhibit 99.1

December 5, 2014

Medifast Implements Next Phase Of Weight Control Center Strategy

Company to Close 34 Corporate Centers, Transition 17 Locations to Franchise Owners

OWINGS MILLS, Md., Dec. 5, 2014 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven, weight-loss products and programs, announced today the plan by a subsidiary to close 34 corporate-owned Medifast Weight Control Centers by December 31, 2014. Medifast also expects its subsidiary to sell the assets of 17 corporate-owned Medifast Weight Control Centers to existing business partners, which would then be transitioned to the franchise model.

“Exiting the corporate Center model is consistent with our long-term strategy and will allow us to focus on optimizing the performance of our franchise partners,” said Michael MacDonald, Chairman and Chief Executive Officer of Medifast.  “We will continue to leverage our multi-channel distribution approach across franchised Medifast Weight Control Centers, Take Shape For Life, Medifast Direct, and Medifast Medical Providers.  By providing unique support offerings, we meet customers where they are in their weight-loss or weight-management journey and provide healthy living tools for long-term wellness.”

The Company will offer severance to impacted employees and the unique opportunity to become a Take Shape For Life Health Coach. Affected Center members will have several options to continue their programs with Medifast.  Members can opt to transition to nearby franchised Medifast Weight Control Centers, get a free health coach with Take Shape For Life, or purchase products through the Medifast Direct ecommerce site or Client Solutions Center.  Members can call 888.749.9047 or email MWCCCenterSupport@choosemedifast.com for more information.

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About Medifast:

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

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SOURCE Medifast, Inc.

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